FOR IMMEDIATE RELEASE

CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS EARNINGS FOR SECOND QUARTER 2008

VISALIA, Calif., July 22, 2008/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $536,000 or $.22 per diluted share for the quarter ended June 30, 2008, compared to $671,000 or $.26 per diluted share for the same period of 2007, representing a 15% decrease in diluted earnings per share.

For the six months ended June 30, 2008 the Company’s consolidated net income totaled $953,000 or $.38 per diluted share compared to $1,264,000 or $.50 per diluted share achieved in the comparable 2007 period, representing a 24% decrease in diluted earnings per share.

During the six-month period ended June 30, 2008, the Company added $800,000 to its loan loss reserves compared to no addition in the first half of 2007.

“Although we have yet to book a loan loss in 2008, the recent decline in real estate values and the slowing economy necessitated increasing our loss reserves which is the primary reason our earnings are lower this year,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  “I am pleased to report that the Company’s quarter end reports reflect sound credit quality and strong capital and liquidity, all of which have elevated importance in this particular economic environment.”

The annualized return on average assets for the six-month periods ended June 30, 2008 and 2007 was .67% and .98%, respectively.  The annualized return on average equity was 6.56% for the 2008 period compared to 9.77% for the 2007 period.

Net interest income for the three- and six-month periods ended June 30, 2008 was $3.1 million and $6.1 million, respectively, compared to $2.8 million and $5.5 million for the same periods of the previous year.  The improvement was primarily attributable to loan growth.  The Company’s net loans were $216 million at June 30, 2008 which was $21 million or 11% higher than net loans at June 30, 2007.  In addition, the cost of funds decreased in the six-month period ended June 30, 2008 compared to the same period of 2007.  The average cost of interest-bearing liabilities was 3.04% for the 2008 period compared to 4.19% for the 2007 period, a reduction of 115 basis points.  These factors were offset by an 82 basis point reduction in the yield on average loans and other interest-earning assets that was due to falling market interest rates.  For the six-month periods ended June 30, 2008 and 2007, the yield on loans and other interest-earning assets was 6.87% and 7.69%, respectively.

The Company’s net interest margin for the second quarter of 2008 was 4.71% compared to 4.64% for the second quarter of 2007, an increase of 7 basis points.  The Company’s net interest margins for the six-month periods ended June 30, 2008 and 2007 were 4.74% for the 2008 period compared to 4.69% for the 2007 period.  The Company maintained a stable net interest margin despite Fed funds rate decreases totaling 325 basis points during the period September 2007 to June 2008.  The net interest margin stability was attributable to both loan growth and management’s efforts to mitigate the impact of falling interest rates.  These efforts included adding assets earning fixed interest rates to the balance sheet, requiring interest rate floors on variable priced loans, utilizing variable priced funding, and aggressively lowering deposit rates.

Average total assets for the six months ended June 30, 2008 were $287 million compared to $261 million for the same period in 2007, an increase of $26 million or 10%.  Average net loans for the six months ended June 30, 2008 were $213 million compared to $189 million for the same period in 2007, an increase of $24 million or 13%.

Average deposits for the six months ended June 30, 2008 were $231 million compared to $209 million for the same period in 2007, an increase of $22 million or 11%.  Average demand deposits for the 2008 period were $66 million, a $7 million or 11% increase from the 2007 period.

Total deposits were $262 million at June 30, 2008, a $47 million or 22% increase from the December 31, 2007 total of $215 million, and a $48 million or 23% increase from total deposits of $214 million at June 30, 2007.  The Company utilized brokered time deposits and FHLB borrowings in addition to local deposit growth to fund asset growth and maintain targeted liquidity levels.  The amount of brokered time deposits at June 30, 2008, December 31, 2007 and June 30, 2007 were $21.9 million, $2.9 million, and $10.0 million, respectively.  All other deposits were acquired locally.  The Company’s long term growth strategy is based on acquiring core deposits in its local market.

The allowance for loan losses totaled $2.6 million or 1.17% of total loans at June 30, 2008 compared to $1.8 million or .89% of total loans at June 30, 2007. An $800,000 loan loss provision was recorded during the six-month period ended June 30, 2008.  No loan loss provision was recorded during the comparable period of 2007.  Management determined the allowance for loan losses and the second quarter loss provision after consideration of current economic conditions, including a significant decline in real estate values in the Bank’s primary markets.  The Company recorded net recoveries of $8,000 during the six months ended June 30, 2008 and net recoveries of $6,000 during the same period of 2007.

The Company had $1.4 million in non-performing assets at June 30, 2008 which represented 0.63% of total loans.  Non-performing assets were comprised of three nonaccrual loans for which management has established specific loss reserves totaling $102,000.  There were no non-performing assets at either June 30, 2007 or December 31, 2007.

Non-interest income for the three- and six-month periods ended June 30, 2008 was $390,000 and $681,000, respectively, compared to $282,000 and $573,000 for the same periods of 2007.  The $108,000 increase for the six-month period reflected a $60,000 increase in service charges on deposit accounts during the 2008 period due to increased deposits and a higher fee structure.  In addition, the Company recorded a $46,000 gain on sale of investment securities in the 2008 period compared to a slight loss on sale of securities in the 2007 period.

Non-interest expense for the three-and six-month periods ended June 30, 2008 was $2.3 million and $4.6 million, respectively, compared to $2.1 million and $4.2 million for the same respective periods of 2007.  The 9% increase in non-interest expense for the year to date period was due primarily to increased employee costs associated with the Company’s growth initiatives, higher federal deposit insurance premiums, and increased occupancy and equipment costs.  In May 2008, the Company opened a new full service branch office in the City of Tulare and closed its Tulare Loan Production Office.

Valley Commerce Bancorp had 2,460,667 shares of common stock outstanding at June 30, 2008.  The book value per share was $11.69 at June 30, 2008, compared to $10.77 at June 30, 2007.  The increase in book value was primarily attributable to the retention of earnings during the 12-month period ended June 30, 2008.  All per share calculations stated above have been adjusted for the 5% stock dividend declared in June 2008.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno and has branch offices in Woodlake and Tipton.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of June 30,		As of December 31,
	2008	2007	2007	2006
Assets
Cash and Due from Banks	$11,634	$8,196	$9,297	$13,266
Federal Funds Sold	23,605	-	-	-
Available-for-Sale Investment Securities	42,805	51,153	56,615	55,298
Loans (net)	215,985	194,986	199,514	182,331
Bank Premises and Equipment (net)	4,116	2,024	3,037	1,832
Cash Surrender Value of Bank Owned Life Insurance	6,310	6,058	6,185	5,935
Other Assets	4,991	4,834	4,433	5,003
TOTAL ASSETS	$309,446	$267,251	$279,081	$263,665

Liabilities & Equity
Non-Interest Bearing Deposits	$69,210	$58,708	$66,993	$63,020
Interest Bearing Deposits	89,841	82,504	86,277	75,293
Time Deposits	102,950	72,613	62,116	69,263
Total Deposits	262,001	213,825	215,386	207,576
Short-Term Debt	8,000	14,053	21,804	17,600
Long-Term Debt	5,541	8,248	8,146	8,548
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	2,047	1,701	1,779	1,400
Total Liabilities	280,682	240,920	250,208	238,217
Shareholders’ Equity	28,764	26,331	28,873	25,448
TOTAL LIABILITIES & EQUITY	$309,446	$267,251	$279,081	$263,665

Condensed Consolidated Statement of Income (in Thousands except share data) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Interest Income	$4,454	$4,616	$8,903	$9,073
Interest Expense	1,358	1,856	2,848	3,620
NET INTEREST INCOME	3,096	2,760	6,055	5,453
Provision for Loan Losses	400	-	800	-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,696	2,760	5,255	5,453
Non-interest Income	390	282	681	573
Non-interest Expenses	2,315	2,113	4,591	4,225
INCOME BEFORE INCOME TAXES	771	929	1,345	1,801
Income Taxes	235	258	392	537
NET INCOME	$536	$671	$953	$1,264
EARNINGS PER SHARE - BASIC*	$0.22	$0.27	$0.39	$0.52
EARNINGS PER SHARE – DILUTED*	$0.22	$0.26	$0.38	$0.50
SHARES OUTSTANDING – END OF PERIOD*	2,460,667	2,444,600	2,460,667	2,444,600
*All share and earnings per share data have been restated for the 5% stock dividend issued in June 2008.